Exhibit 2.2

                          ASSET ONLY PURCHASE AGREEMENT

         This Agreement ("Agreement"), dated this 14th day of September, 1998, is made by and among ROCKFORD PARTNERS LTD., incorporated in Tortola, British Virgin Islands (referred to as "Seller"), and UNISTAR FINANCIAL SERVICE CORP., a publicly-traded Delaware corporation (referred to as "Buyer") and U.S. FIDELITY HOLDING CORP., a Texas corporation ("USFHC").

         WHEREAS, on the terms and subject to the conditions set forth in this Agreement, at the Effective Date, Buyer shall purchase from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to Buyer, all right, title and interest in the assets of USFHC including its subsidiaries, in exchange for 3,975,000 shares of Common Stock, $.01 par value of Buyer (the "Unistar Shares"), and that

         IN CONSIDERATION of the mutual promises and conditions herein contained, the parties hereby agree as follows:

         1.       Purchase and Sale to Acquire Specific Assets and Effective
Date.

                  1.01 Purchase and Sale of Assets. Upon the terms and subject to all of the conditions herein, and the performance by each of the parties of their respective obligations hereunder, Buyer purchases from Seller, and Seller hereby sells, transfers and delivers to Buyer all of the Assets of USFHC, including assets of USFHC's subsidiaries, as set forth and listed in Subsections
(a)-(i), below (collectively referred to as the "Assets"), effective September 30th, 1998 ("Effective Date"):

                           (a)      Trade Names.  All right, title and interest
whatsoever of trade names, trademarks or service marks, logos, copyrights and/or style ("Trade Names"), of USFHC and subsidiaries, including corporate charters and insurance licenses of Eagle Claims Corp., Eagle Premium Finance Company, U.S. Fidelity Insurance Services, Advanced Underwriters, and Eagle Underwriters;

                           (b)      Books and Records.  All books, records,
data, memoranda, information, and goodwill of Seller, pertaining to the insurance expirations and renewals owned by USFHC and/or its subsidiaries ("P&C Renewals"), along with all other information and records related to the P&C Renewal business, wherever located, specifically including, but not limited to, all accounting and bookkeeping records relating to the P&C Renewal business and advertising materials (radio and television commercials, print ads, brochures, and the like). Seller shall have reasonable access to all records transferred under this Agreement for a period of two years after the Effective Date for reasonable business needs, including, but not limited to tax return preparation, litigation, and regulatory matters;

                                                              Seller ___________

                                                               Buyer ___________

                                                               USFHC ___________
ASSET ONLY PURCHASE AGREEMENT
page 1

                           (c)      Personal Property.  All personal property,
including furniture, fixtures, signs and banners, automobiles or other vehicles, telephone numbers, facsimile numbers, equipment and computer hardware and software programs at all locations where USFHC conducts its business or stores personal property. On January 1, 1999, a schedule of assets shall be supplemented by a certification endorsement prepared and signed by Seller dated as of the Effective Date, certifying the accuracy of such list and lien amounts.

                           (d)      Renewals and Expirations.  All of USFHC's
lists of customers, correspondence related to policies or customers or potential customers, files, and the P&C Renewals;

                           (e)      Rights to Receive Other Revenue.  With
respect to the P&C Renewal business, all of USFHC's rights to receive other revenue from business activities including, but not necessarily limited to, performance of risk management services or other types of services for third parties;

                           (f)      Contracts with Insurers.  To the extent
transferable, all of USFHC's rights under any appointment contracts with insurance companies ("Appointment Contracts"), including reinsurance contracts to which USFHC or its affiliates are a party;

                           (g)      Customer Lists and Intangible Assets.  All
the customer lists of USFHC and the intangible assets listed on the Schedule of Assets;

                           (h)      Leases.  All of USFHC's rights pursuant to
any office lease, copier or other office equipment lease, or telecommunications contract ("Leases") to which USFHC is a party;

                           (i)      Other Assets.    All of USFHC's cash,
outstanding accounts receivable, prepaid expenses, loans or notes receivable, and cash value of life insurance policies, if any, and any other assets.

                           (j)      Collection of Accounts Receivable.  The
Buyer shall retain all accounts receivable of USFHC based on invoices and credit memos with respect to insurance policies processed and billed by USFHC prior to the close of business on the Effective Date for insurance coverage to be effective from and after the Effective Date (such excluded accounts receivable hereinafter called the "USFHC Receivables"). The Buyer shall pay over to the Seller or its assigns on a monthly basis any and all amounts received by the Buyer from customers in connection with the USFHC Receivables. If the customer identifies the invoice paid, the Buyer will apply the funds in accordance with the customer's instructions. If the customer fails to identify the invoice paid, all funds received will be applied to invoices covering insurance written and billed after the Effective Date to the extent any amount is owed to the Buyer by the customer at the time of payment and any excess will be applied to the extent necessary to the USFHC Receivables applicable to the paying customer, if any. On the Effective Date, the Seller agrees to deliver to the Buyer a copy of its most current available (but in no case over sixty days old) aged accounts receivable trial balance report.

                                                              Seller ___________

                                                               Buyer ___________

                                                               USFHC ___________
ASSET ONLY PURCHASE AGREEMENT
page 2

         2.       Assumption of Certain Liabilities.

                  2.01 Return Premiums and Commissions. Buyer shall be liable for return premiums and commissions resulting from the cancellation of any new policy or P&C Renewal policy issued prior to the Effective Date and which is current according to its contracts, unless otherwise agreed to or paid by Buyer.

                  2.02 Accounts Payable. The Seller agrees to timely pay to the insurance carriers, when due and payable, all amounts owed in connection with invoices and credit memos with respect to insurance policies processed and billed by USFHC on or prior to the Effective Date.

         3.       Seller to Cease Operations.

                  3.01 Seller will cease USFHC business operations on Effective Date and assist Buyer in the orderly transfer of the Assets. This assistance shall include, but not be limited to, Seller using its best efforts (without incurring any out-of-pocket expense) to assist Buyer with regulatory filings and business arrangements necessary to commence, immediately on the Effective Date, operation and administration of the Assets through Buyer's license or through the licenses of assignees or the Designee of the Buyer, and assisting Buyer in obtaining the necessary appointments from all insurers that have appointed USFHC.

         4.       Indemnification

                  4.01 Seller hereby agrees to indemnify and hold harmless Buyer and assignees (i) from any debts or liabilities to third parties or lienholders and which are required to be paid by them in order to maintain (or obtain) title to, the Assets, to the extent such debt or liability arose during the period prior to Buyer's ownership of the Assets or as a result of the actions of Seller or USFHC prior to the Effective Date, or (ii) from any loss to Buyer as a result of any breach of this Agreement, breach of any covenant, representation, or warranty hereunder, or any business activities of Seller, USFHC, or any of their affiliates. Loss as used herein shall include expenses, including attorney's fees. Buyer shall be entitled, but not obligated, to an offset of any amount owed Seller pursuant to the Note in order to satisfy any claim of Buyer against Seller or USFHC.

         5.       Certain Covenants.

                  5.01 Waiver of Covenants. Buyer, or its Designee or affiliate, may offer employment to certain employees of USFHC ("Continuing Employees"), with such employment by Buyer to commence on the Effective Date. Seller, on behalf of itself and any affiliates, waive any rights to prevent any Continuing Employees from competing with Seller or any of its affiliates in the State of Texas, or from otherwise engaging in employment with the Buyer, or its Designee or affiliate.


                                                              Seller ___________

                                                               Buyer ___________

                                                               USFHC ___________
ASSET ONLY PURCHASE AGREEMENT
page 3

                  5.02 Employee Benefit Plans. Under this Agreement, Buyer will not assume or incur any liability for any employee benefits to the Continuing Employees, or any other employee or former employee of Seller.

                  5.03 Conduct of Business Pending Exercise. From the Effective Date, Seller shall cause the Seller not to enter, perform or agree to enter or perform any transaction or act that would result in any of the representations and warranties contained in Article Seven to be untrue or incorrect in any material respect as of the Exercise Date, that would be likely to cause any condition set forth in this Agreement to be unsatisfied or that would otherwise jeopardize the transactions contemplated hereby or adversely affect the Assets. Seller shall cause the Seller to conduct its business only in the ordinary course of business consistent with past practice.

                           During the period commencing on the Effective Date,
except as provided otherwise in this Agreement, Seller shall not, without the prior written consent of Buyer, cause, permit or suffer the Seller to take any action to:

                           (a)      Hire any employees or implement any employee
benefit plans or employee policies and procedures;

                           (b)      Create, incur or assume any indebtedness
except for normal trade payables incurred in the ordinary course of business;

                           (c)      Cause or permit USFHC's assets and
properties to not be maintained in their current condition, ordinary wear and tear excepted;

                           (d)      Fail to maintain USFHC's books, accounts and
records in the ordinary course of business consistent with past practices, (ii) not continue to collect accounts receivable and pay accounts payable utilizing normal procedures and (iii) not materially comply with all contractual and other obligations applicable to its operations;

                           (e)      Take any action or fail to take any action
which would cause USFHC's licenses to lapse;

                           (f)      Make any material change in the marketing,
financial or accounting practices customarily followed by USFHC; or

                           (g)      Sell, transfer, license or otherwise dispose
of or encumber any of the Assets.

         6.       Certain Liabilities Assumed by Buyer.

                  6.01 The only liabilities that Buyer agrees to assume as a consequence of this Agreement are contractual liabilities pursuant to the Leases, which shall be assumed only upon the Effective Date.

                                                              Seller ___________

                                                               Buyer ___________

                                                               USFHC ___________
ASSET ONLY PURCHASE AGREEMENT
page 4

         7.       Representations, Warranties and Covenants of Seller and USFHC.

                  7.01 As a material inducement to the Buyer to execute and perform its obligations under this Agreement, the Seller hereby represents, warrants and covenants to the Buyer as follows:

                           (a)      Corporate Authority of Seller and USFHC.
The execution, delivery and performance of this Agreement, and all transactions contemplated by this Agreement, has been duly authorized by all required corporate action of Seller and USFHC.

                           (b)      Conflict.  The execution, delivery and
performance of this Agreement, and all documents contemplated by this Agreement, does not and will not conflict with any agreement, contract or other instrument, or any court order or administrative order, by which Seller, USFHC, or any of their properties, is bound or affected, and will not constitute a default under any provisions of the Articles of Incorporation or Bylaws of Seller, as they now exist or as they exist at the Effective Date.

                           (c)      Good Standing of USFHC.  USFHC has the
licenses, which licenses have been validly issued and are validly existing under the laws of the state whose Insurance Department or Commissioner issued such license. Such licenses are in good standing under applicable provisions of the Texas Insurance Code, or the insurance laws of the states in which such licenses were issued. USFHC is entitled to own or lease all properties and to carry on all business as now conducted. Seller and USFHC have all legal authority necessary to enter into and perform under this Agreement, including, but not limited to, the right to convey property and good title under any applicable community property laws.

                           (d) Undisclosed Liabilities and Contracts to Which
USFHC is a Party. There are no debts, obligations or liabilities of USFHC, absolute or contingent, or otherwise disclosed herein, which affect the Assets.

                           (e)      Trade Names.  Seller will cooperate with
Buyer after Effective Date in order to protect Buyer's right to use, assume or assign the Trade Names. Seller represents and warrants that, to the best of its knowledge, no other entity is entitled to or has asserted any right in the Trade Names, trademarks or copyrights.

                           (f)      Buyer Not to Assume Liabilities.  Except for
the liabilities specifically assumed under this Agreement, Buyer will not assume any liability of USFHC hereunder, whether pursuant to any contract for advertising or computer software services, any agent appointment contract, or otherwise. Nor will Buyer assume any liability for regulatory compliance matters, payroll or payroll taxes, income or franchise taxes, rent, accounts payable, notes payable, any claim, suit or agreement with any third party, or otherwise.

                           (g)      Legal Proceedings.  There are no actions,
suits, proceedings or investigations pending or, to the knowledge of Seller or USFHC, threatened against or affecting USFHC or any of the Assets, at law or in equity, or at any administrative level or other governmental

                                                              Seller ___________

                                                               Buyer ___________

                                                               USFHC ___________
ASSET ONLY PURCHASE AGREEMENT
page 5
department, commission, board, agency or instrumentality or mediation, except those which are standard in the insurance industry. Further, Seller and USFHC are not in default with respect to any order, writ, injunction or decree of any court or administrative tribunal. Seller or USFHC are hereby obligated to advise Buyer of any legal actions, etc. between the date of this Agreement and the Effective Date.

                           (h)      Taxes.  All taxes imposed by any authorized
taxing jurisdiction which are due or payable for USFHC by Seller , attributable to any period prior to the Effective Date, either have been paid or will be paid in full without any contribution by Buyer or its Designee. Seller specifically holds Buyer, and its Designee and assignees, harmless from any liability or deficiency which may be assessed against Seller, USFHC, or Buyer or its Designee or assignees, either as a result of this Agreement and related transactions or as a result of Seller's administration of the Assets prior to Effective Date, or as a result of any tax lien assessed against any of the Assets conveyed under this Agreement.

                           (i)      No Liens or Encumbrances.  There are no
liens or other encumbrances on any of the Assets transferred under this Agreement, except as scheduled in Exhibit ___ herein.

                           (j)      No Material Adverse Changes.  There will be
no material adverse changes in the condition, financial or otherwise, of the Assets conveyed hereunder from the Effective Date up to and including the Effective Date.

                           (k)      Title to Properties and Assets.  Seller has
good, absolute and marketable title to the Assets being sold hereunder and Seller will convey such title to Buyer on the Effective Date.

                           (l)      No Default.  Neither Seller nor USFHC is in
default in any respect under any contract, agreement, lease, document, or other commitment, oral or written, to which they are a party, individually or collectively, which default could have a material adverse impact on the Assets or Buyer's right therein.

                           (m)      Confidentiality of Customer Lists.  Seller
and USFHC have no knowledge that any customer lists or renewal lists or other business records have been divulged to any other entities (except their accountants or attorneys) prior to the execution date of this Agreement; and they covenant that they will not do so prior to or after Effective Date so long as any restrictive covenant applies.

                           (n)      Renewals and Expirations.   All of the
renewals and expirations being transferred to Buyer under this Agreement ("P&C Renewals") are set forth in sufficient detail, as attached in Exhibit _____ herein, to allow Buyer to classify each item listed as reasonably required for Buyer's business and showing materially correct amounts of commissions received by Seller in 1998 for each policy or the anticipated, annualized commission for such policy in 1999.

                           (o) E&O Coverage. The Seller and USFHC shall maintain
E&O coverage

                                                              Seller ___________

                                                               Buyer ___________

                                                               USFHC ___________
ASSET ONLY PURCHASE AGREEMENT
page 6
through the Effective Date. Buyer assumes no liability for any error or omission of Seller or USFHC and Seller and USFHC agree and understand that Buyer has no obligation to purchase tail coverage for any E&O policy of Seller or USFHC. Tail coverage, if any, shall be purchased and paid for by Seller or USFHC. Neither Seller nor USFHC is aware of any pending or threatened claim against USFHC that could adversely affect the Assets.

                           (p)      Press Releases and Announcements.  Seller
will not issue a press release or announcement to appointing insurers or customers of USFHC regarding this Agreement without the express written consent of the Buyer. However, the foregoing provision shall in no way limit Buyer's ability to communicate with customers and insurance carriers regarding the Assets.

                           (q)      Insurance Company Contracts and
Appointments. Neither Seller nor USFHC is aware of the proposed cancellation of any such contract, for cause or otherwise, and the Seller and USFHC agree to use their best efforts to cause each such company to appoint Buyer (or its designated affiliate(s)), as designated and requested by Buyer, so that the existing business can be renewed (subject to Buyer's desires) in such companies.

                  All representations and warranties made above to Buyer or its assignees shall be in effect as if made on Effective Date and shall survive the Effective Date for a period of four (4) years.

         8.       Representations and Warranties of Buyer.

                  8.01 As a material inducement to the Seller to execute and perform obligations under this Agreement, the Buyer hereby represents and warrants to the Seller as follows:

                           (a)      Corporate Authority of Buyer.  The
execution, delivery and performance of this Agreement, and all transactions contemplated by this Agreement, has been duly authorized by all required corporate action of Buyer.

                           (b)      Conflict.  The execution, delivery and
performance of this Agreement, and all documents contemplated by this Agreement, does not and will not conflict with any agreement, contract or other instrument, or any court order or administrative order, by which Buyer, or any of its properties, is bound or affected, and will not constitute a default under any provisions of the Articles of Incorporation or Bylaws of Buyer, as they now exist or as they exist at the Exercise Date.

                  All representations made by Buyer to Seller shall survive the Effective Date for a period of four (4) years, or until Seller has been paid in full, whichever last occurs.

         9.       Assignments.

                  Buyer may assign the rights, duties, benefits or Assets of this Agreement to any authorized corporate or other legal entity of its choosing, provided that Buyer shall not be released from its obligations under this Agreement in the event of default by such assignee. Such assignment

                                                              Seller ___________

                                                               Buyer ___________

                                                               USFHC ___________
ASSET ONLY PURCHASE AGREEMENT
page 7
shall not dilute or otherwise decrease Seller's rights or benefits herein. This Agreement, or any of its benefits, duties or rights may not be assigned or delegated by Seller without the prior written consent of Buyer.

         10.      Venue.

                  The exclusive venue for any litigation arising out of or related to this Agreement shall be in Dallas County, Texas.

         11.      Scope of Hold Harmless Provisions.

                  The "hold harmless" provisions contained in this Agreement include the responsibility of the indemnifying party to pay for professional advice and counsel to defend against any demands, assertions, claims, etc. made by third parties which may trigger the "hold harmless" provisions ("Claim"). Buyer shall promptly notify Seller of any Claim and Seller shall have a reasonable opportunity to assume the defense of the Claim, at Seller's expense. If Seller elects not to defend the Claim or does not act promptly to defend the Claim, then Buyer will have the unilateral option and right to be in control of any defense of the Claim. The indemnifying party may participate in the defense of such Claim to the extent provided herein, but the indemnifying party shall be bound by the results obtained by the Buyer (or its designee party), including, without limitation, any out of court settlement, compromise and/or attorney's fees sustained.

         12.      Amendment and Waiver and Parties.

                  This Agreement may be amended or modified at any time and in all respects, or any provision may be waived by an instrument in writing executed by the Seller, Buyer, and USFHC. All references to the rights or remedies of Buyer in this Agreement shall include the rights and remedies of Buyer's Designee or assignee.


                                  MISCELLANEOUS

         A. Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class postage prepaid:

                  To Buyer:            Unistar Financial Service Corp.
                                       Attn:  Marc A. Sparks, Chairman & CEO
                                       4635 McEwen Road
                                       Dallas, Texas  75244

                  To Seller:           Rockford Partners Ltd.
                                       Attn:  Deborah L. Paterson
                                       Par La Ville Place
                                       14 Par-La-Ville Road
                                       Hamilton HM JX, Bermuda


                                                              Seller ___________

                                                               Buyer ___________

                                                               USFHC ___________
ASSET ONLY PURCHASE AGREEMENT
page 8

                  To USFHC:            U.S. Fidelity Holding Corp.
                                       Attn:  F. Jeffrey Nelson
                                       4635 McEwen Road
                                       Dallas, Texas  75244



         B. Indemnification. Each of the parties to this Agreement (as indemnitor) shall indemnify and save harmless the other party to this Agreement (as indemnitee) and its/his officers, agents, and employees from all suits, actions, losses, damages, claims, or liability of any character, type, or description, including without limiting the generality of the foregoing all expenses of litigation, court costs, and attorney's fees for injury or death to any person, or injury to any property, received or sustained by any person or persons or property, arising out of, or occasioned by, the acts of indemnitor or its/his agents or employees, in the execution or performance of this Agreement.

         C. Entire Agreement. This Agreement constitutes the entire contract between the parties hereto pertaining to the subject matter hereof and supersedes all other prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral of the parties.

         D. Governing Law. If, for any reason, any portion of this Agreement must be amended to comply with any applicable law or regulation, the parties hereby agree to make the necessary revisions consistent with the substantive goals of this Agreement. This Agreement shall be performable in Dallas County, Texas.

         E. Section Headings. The Section headings are for reference only and shall not limit or control the meaning of any provision of this Agreement.

         F. Successors, Assigns and Third Parties. This Agreement shall inure to the benefit of the respective parties hereto and their heirs, successors assigns, but shall not create third party beneficiary rights.

         G. Amendments. This Agreement may be amended at any time but only by an instrument in writing, signed by the parties hereto.


                          (SIGNATURE ON FOLLOWING PAGE)



                                                              Seller ___________

                                                               Buyer ___________

                                                               USFHC ___________
ASSET ONLY PURCHASE AGREEMENT
page 9

         IN WITNESS WHEREOF, the parties hereto duly executed this Agreement as of the day and year first above written.


                           BUYER:          UNISTAR FINANCIAL SERVICE CORP.


                                           ------------------------------
                                           Marc A. Sparks
                                           Chairman & CEO



                           SELLER:         ROCKFORD PARTNERS LTD.


                                           -----------------------------
                                           Deborah L. Paterson
                                           President



                                           U.S. FIDELITY HOLDING CORP.


                                           -----------------------------
                                           F. Jeffrey Nelson
                                           President


ASSET ONLY PURCHASE AGREEMENT
page 10